EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

REVELATION BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

	Security	Security Title	Fee or Carry Rule	Amount(1)	Proposed Offering Unit (2)	Maximum Aggregate Offering	Fee Rate	Amount of Fee
Fees to Be Paid	Equity	Warrants to purchase shares of common stock(3)	457(g)	—	$—	$—	$0.0001531	$—
Fees to Be Paid	Equity	Common stock issuable upon exercise of the Class F Common Stock Warrants	457(c)	8,128,080.00	$0.45	$3,657,636.00	$0.0001531	$559.98
Fees to Be Paid	Equity	Common stock issuable upon exercise of the Class G Common Stock Warrants	457(c)	6,096,060.00	$0.45	$2,743,227.00	$0.0001531	$419.99
	Total Offering Amounts							$979.97
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$979.97

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) solely for the purpose of calculating the registration fee on the basis of $0.45 per share, the closing price of the Registrant’s common stock on December 9, 2024, as reported on the Nasdaq Global Select Market.

(3)

In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.